Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2018 First Quarter Results

BATON ROUGE, LA (April 25, 2018) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended March 31, 2018. The Company reported net income of $2.4 million, or $0.25 per diluted common share, for the first quarter of 2018, compared to $2.3 million, or $0.25 per diluted common share, for the quarter ended December 31, 2017, and $1.9 million, or $0.26 per diluted common share, for the quarter ended March 31, 2017. The first quarter of 2018 includes acquisition expense of $1.1 million ($0.09 per share after-tax impact) and a $0.6 million ($0.07 per share impact) charge to income tax expense as a result of the Tax Cuts and Jobs Act. The fourth quarter of 2017 includes acquisition expense of $0.8 million ($0.06 per share after-tax impact) and a $0.3 million ($0.03 per share impact) charge to income tax expense as a result of the Tax Cuts and Jobs Act.

On a non-GAAP basis, core earnings per diluted common share in the first quarter of 2018 were $0.40 compared to $0.34 for the fourth quarter of 2017 (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“I am pleased to announce another successful quarter for Investar. Following the acquisition of BOJ Bancshares, Inc. and its wholly-owned subsidiary, The Highlands Bank, on December 1, 2017, our operating teams successfully completed the integration of The Highlands Bank in February 2018, while continuing to provide outstanding customer service. This is the first quarter of operations following the BOJ acquisition and, despite the acquisition-related costs recognized, our financial results reflect the positive effect of the acquisition on our balance sheet and income statement. We look forward to realizing additional benefits from the acquisition going into the next quarter.
As we look to 2018, we believe our company is solidly positioned to grow the franchise and increase shareholder value. We continue to focus on quality loans and deposits while controlling noninterest expense and maintaining our focus on improving our return on assets and efficiency ratios.”
First Quarter Highlights

•
Total revenues, or interest and noninterest income, for the quarter ended March 31, 2018 totaled $18.2 million, an increase of $1.3 million, or 7.8%, compared to December 31, 2017, and an increase of $6.3 million, or 52.4%, compared to March 31, 2017.

•
Total loans increased $14.2 million, or 1.1%, to $1.27 billion at March 31, 2018, compared to $1.26 billion at December 31, 2017, and increased $370.8 million, or 41.1%, compared to $902.1 million at March 31, 2017.

•
Noninterest-bearing deposits increased $5.3 million, or 2.4%, to $221.9 million at March 31, 2018, compared to $216.6 million at December 31, 2017, and increased $109.4 million, or 97.2%, compared to $112.5 million at March 31, 2017.

•
Net interest margin increased fifteen basis points to 3.70% for the quarter ended March 31, 2018, compared to 3.55% for the quarter ended December 31, 2017, and increased forty-three basis points from 3.27% for the quarter ended March 31, 2017.

•
Cost of deposits decreased one basis point to 0.91% for the quarter ended March 31, 2018, compared to 0.92% for the quarter ended December 31, 2017, and decreased six basis points compared to 0.97% for the quarter ended March 31, 2017.

•	The Company completed the conversion of branch and operating systems associated with the BOJ Bancshares, Inc. acquisition during the quarter.

•	The Company repurchased 27,933 shares of its common stock through its stock repurchase program at an average price of $24.11 during the quarter ended March 31, 2018.

Loans
Total loans were $1.3 billion at March 31, 2018, an increase of $14.2 million, or 1.1%, compared to December 31, 2017, and an increase of $370.8 million, or 41.1%, compared to March 31, 2017.
The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2018	12/31/2017	3/31/2017	$	%	$	%	3/31/2018	3/31/2017
Mortgage loans on real estate
Construction and development	$162,337	$157,667	$95,541	$4,670	3.0%	$66,796	69.9%	12.8%	10.6%
1-4 Family	277,978	276,922	172,148	1,056	0.4	105,830	61.5	21.8	19.1
Multifamily	54,504	51,283	47,776	3,221	6.3	6,728	14.1	4.3	5.3
Farmland	20,725	23,838	7,994	(3,113)	(13.1)	12,731	159.3	1.6	0.9
Commercial real estate
Owner-occupied	274,216	272,433	181,590	1,783	0.7	92,626	51.0	21.5	20.1
Nonowner-occupied	279,939	264,931	210,874	15,008	5.7	69,065	32.8	22.0	23.4
Commercial and industrial	135,965	135,392	90,352	573	0.4	45,613	50.5	10.7	10.0
Consumer	67,286	76,313	95,873	(9,027)	(11.8)	(28,587)	(29.8)	5.3	10.6
Total loans	1,272,950	1,258,779	902,148	14,171	1.1%	370,802	41.1%	100%	100%
Construction and development loans were $162.3 million at March 31, 2018, an increase of $4.7 million, or 3.0%, compared to $157.7 million at December 31, 2017, and an increase of $66.8 million, or 69.9%, compared to $95.5 million at March 31, 2017. The increase in the construction and development portfolio at March 31, 2018 is primarily a result of organic growth in the Company’s Baton Rouge market where our lenders have great experience and long-standing relationships with local developers.
At March 31, 2018, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $410.2 million, an increase of $2.4 million, or 0.6%, compared to the business lending portfolio of $407.8 million at December 31, 2017, and an increase of $138.2 million, or 50.8%, compared to the business lending portfolio of $271.9 million at March 31, 2017. The Company continues to focus on relationship banking and growing its commercial loan portfolio.
Consumer loans, including indirect auto loans of $48.8 million, totaled $67.3 million at March 31, 2018, a decrease of $9.0 million, or 11.8%, compared to $76.3 million, including indirect auto loans of $55.9 million, at December 31, 2017, and a decrease of $28.6 million, or 29.8%, compared to $95.9 million, including indirect auto loans of $80.9 million, at March 31, 2017. The decrease in consumer loans is mainly attributable to the scheduled paydowns of this portfolio and is consistent with our business strategy.
Credit Quality
Nonperforming loans were $5.5 million, or 0.44% of total loans, at March 31, 2018, an increase of $1.8 million compared to $3.7 million, or 0.29% of total loans, at December 31, 2017, and an increase of $3.4 million compared to $2.1 million, or 0.24% of total loans, at March 31, 2017. Included in nonperforming loans are loans acquired in 2017 with a balance of $3.0 million at March 31, 2018, which is the primary reason for the increase in nonperforming loans.
The allowance for loan losses was $8.1 million, or 146.78% and 0.64% of nonperforming and total loans, respectively, at March 31, 2018, compared to $7.9 million, or 214.43% and 0.63%, respectively, at December 31, 2017, and $7.2 million, or 337.95% and 0.80%, respectively, at March 31, 2017. As a result of the acquisitions of BOJ Bancshares, Inc. (“BOJ”) and Citizens Bancshares, Inc. (“Citizens”), the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the remaining fair value adjustment.
The provision for loan losses was $0.6 million for the quarter ended March 31, 2018 and $0.4 million for the quarters ended December 31, 2017 and March 31, 2017.

Deposits
Total deposits at March 31, 2018 were $1.2 billion, an increase of $1.4 million, or 0.1%, compared to December 31, 2017, and an increase of $358.1 million, or 41.2%, compared to March 31, 2017. The Company acquired approximately $125.8 million and $212.2 million in deposits from the BOJ and Citizens acquisitions, respectively at the time of acquisition.

The following table sets forth the composition of the Company’s deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	3/31/2018	12/31/2017	3/31/2017	$	%	$	%	3/31/2018	3/31/2017
Noninterest-bearing demand deposits	$221,855	$216,599	$112,514	$5,256	2.4%	$109,341	97.2%	18.1%	13.0%
NOW accounts	228,269	208,683	168,860	19,586	9.4	59,409	35.2	18.6	19.4
Money market deposit accounts	145,627	146,140	124,604	(513)	(0.4)	21,023	16.9	11.9	14.3
Savings accounts	124,589	117,372	52,682	7,217	6.1	71,907	136.5	10.1	6.1
Time deposits	506,332	536,443	409,894	(30,111)	(5.6)	96,438	23.5	41.3	47.2
Total deposits	$1,226,672	$1,225,237	$868,554	$1,435	0.1%	$358,118	41.2%	100.0%	100.0%
Net Interest Income
Net interest income for the first quarter of 2018 totaled $13.9 million, an increase of $1.0 million, or 8.1%, compared to the fourth quarter of 2017, and an increase of $5.0 million, or 56.4%, compared to the first quarter of 2017. Included in net interest income for the quarters ended March 31, 2018 and December 31, 2017 is $0.7 million and $0.2 million, respectively, of interest income accretion from the acquisition of loans. The increase in net interest income was primarily driven by growth in loan and securities balances partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings. Net interest income for the first quarter of 2018 increased $4.4 million and $1.7 million due to increases in the volume and yield, respectively, of interest-earning assets, offset slightly by decreases of $0.8 million and $0.3 million due to the increases in the volume and rate, respectively, of interest-bearing liabilities compared to the first quarter of 2017.
The Company’s net interest margin was 3.70% for the quarter ended March 31, 2018 compared to 3.55% for the quarter ended December 31, 2017 and 3.27% for the quarter ended March 31, 2017. The yield on interest-earning assets was 4.59% for the quarter ended March 31, 2018 compared to 4.42% for the quarter ended December 31, 2017 and 4.10% for the quarter ended March 31, 2017. The increase in net interest margin at March 31, 2018 compared to both December 31, 2017 and March 31, 2017 was driven by an increase in interest-earning assets and the yields earned on those assets, and an increase in the volume of lower cost deposits, partially resulting from the acquisitions of both BOJ and Citizens.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as a $40,000 interest recovery in the quarter ended December 31, 2017, net interest margin was 3.52% for the quarter ended March 31, 2018 compared to 3.48% for the quarter ended December 31, 2017 and 3.25% for the quarter ended March 31, 2017. The yield on interest-earning assets was 4.41% at March 31, 2018 compared to 4.35% and 4.07% for the quarters ended December 31, 2017 and March 31, 2017, respectively.
The cost of deposits decreased one basis point to 0.91% for the quarter ended March 31, 2018 compared to 0.92% for the quarter ended December 31, 2017 and decreased six basis points compared to 0.97% at March 31, 2017. The decrease in the cost of deposits when compared to the quarter ended March 31, 2017 is a result of a decrease in the cost of interest-bearing demand and savings deposits. The overall costs of funds for the quarter ended March 31, 2018 increased three basis points to 1.10% compared to 1.07% for the quarter ended December 31, 2017 and increased twelve basis points compared to 0.98% for the quarter ended March 31, 2017. The increase in the cost of funds at March 31, 2018 compared to December 31, 2017 and March 31, 2017 is mainly a result of an increase in the cost of borrowed funds used to finance loan and investment activity. The increase in the cost of funds at March 31, 2018 compared to March 31, 2017 is mainly attributable to the increase in long term borrowings resulting from the Company’s issuance and sale, on March 24, 2017, of $18.6 million in aggregate principal amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due in 2027.

Noninterest Income
Noninterest income for the first quarter of 2018 totaled $1.1 million, an increase of $0.1 million, or 11.4%, compared to the fourth quarter of 2017, and an increase of $0.2 million, or 21.1%, compared to the first quarter of 2017. The increase in noninterest income compared to the quarter ended December 31, 2017 is due to increases in service charges on deposit accounts and gain on sale of fixed assets. The increase in noninterest income compared to the quarter ended March 31, 2017 is mainly attributable to increased service charges on deposit accounts.
Noninterest Expense
Noninterest expense for the first quarter of 2018 totaled $10.6 million, an increase of $0.9 million, or 9.3%, compared to the fourth quarter of 2017, and an increase of $3.9 million, or 58.0%, compared to the first quarter of 2017. The increase in noninterest expense compared to the quarters ended December 31, 2017 and March 31, 2017 is mainly attributable to the increases in both salaries and employee benefits and acquisition expense. The increase in salaries and employee benefits is mainly a result of the increase in employees following the BOJ and Citizens acquisitions, as well as the addition of four commercial lenders in the Baton Rouge, New Orleans and Lafayette markets, a Community Development Officer and Treasury Management Sales Officer in the New Orleans market, and a C&I Banking President, all occurring since the quarter ended March 31, 2017. The increase in acquisition expense is a result of the BOJ acquisition that was completed on December 1, 2017 and the operational conversion which was completed in the first quarter of 2018.
Taxes
The Company recorded income tax expense of $1.3 million for the quarter ended March 31, 2018, which equates to an effective tax rate of 35.8%, a decrease from the effective tax rate of 39.5% for the quarter ended December 31, 2017 and an increase from the effective tax rate of 31.2% for the quarter ended March 31, 2017. The income tax expense for the quarters ended March 31, 2018 and December 31, 2017 include charges of $0.6 million and $0.3 million, respectively, as a result of the revaluation of the Company’s deferred tax assets and liabilities required following the enactment of the Tax Cuts and Jobs Act. The Company’s final analysis and write-down will be based on a number of factors, including completion of the Company’s 2017 consolidated tax return. Management expects the Company’s effective tax rate to approximate 20% for the remainder of 2018, mainly as a result of the Tax Cuts and Jobs Act.
Basic Earnings Per Share and Diluted Earnings Per Common Share
The Company reported both basic and diluted earnings per common share of $0.25 for the quarters ended March 31, 2018 and December 31, 2017, a decrease of $0.01 compared to basic and diluted earnings per common share of $0.26 for the quarter ended March 31, 2017. The decrease in both basic and diluted earnings per share is attributable to the Company’s issuance of approximately 1.6 million common shares as part of a public offering on March 22, 2017, the issuance of approximately 0.8 million common shares as consideration in the acquisition of BOJ, the $1.1 million and $0.8 million in acquisition expense for the quarters ended March 31, 2018 and December 31, 2017, respectively, and the $0.6 million and $0.3 million charges to income tax expense as a result of the Tax Cuts and Jobs Act recognized during the quarters ended March 31, 2018 and December 31, 2017, respectively.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 20 full service banking offices located throughout its market. At March 31, 2018, the Company had 251 full-time equivalent employees.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana; and

•	concentration of credit exposure.

In addition, forward-looking statement and estimates regarding the effects of the Tax Cuts and Jobs Act are based on our current interpretation of this legislation and may change as a result of additional implementation guidance, changes in assumptions, potential future refinements of or revisions to calculations and completion of the Company’s 2017 consolidated tax return.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2018	12/31/2017	3/31/2017	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$17,178	$15,967	$11,093	7.6%	54.9%
Total interest expense	3,320	3,150	2,233	5.4	48.7
Net interest income	13,858	12,817	8,860	8.1	56.4
Provision for loan losses	625	395	350	58.2	78.6
Total noninterest income	1,072	962	885	11.4	21.1
Total noninterest expense	10,562	9,608	6,684	9.9	58.0
Income before income taxes	3,743	3,776	2,711	(0.9)	38.1
Income tax expense	1,341	1,492	847	(10.1)	58.3
Net income	$2,402	$2,284	$1,864	5.2	28.9

AVERAGE BALANCE SHEET DATA
Total assets	$1,629,277	$1,534,917	$1,157,654	6.1%	40.7%
Total interest-earning assets	1,518,425	1,434,164	1,097,816	5.9	38.3
Total loans	1,261,047	1,169,686	892,546	7.8	41.3
Total interest-bearing deposits	1,002,655	957,847	778,262	4.7	28.8
Total interest-bearing liabilities	1,228,942	1,171,884	920,360	4.9	33.5
Total deposits	1,219,482	1,147,782	888,672	6.2	37.2
Total stockholders’ equity	173,467	160,485	117,497	8.1	47.6

PER SHARE DATA
Earnings:
Basic earnings per share	$0.25	$0.25	$0.26	—%	(3.8)%
Diluted earnings per share	0.25	0.25	0.26	—	(3.8)
Core Earnings(1):
Core basic earnings per share(1)	0.40	0.35	0.27	14.3	48.1
Core diluted earnings per share(1)	0.40	0.34	0.27	17.6	48.1
Book value per share	18.22	18.15	16.85	0.4	8.1
Tangible book value per share(1)	16.11	16.06	16.48	0.3	(2.2)
Common shares outstanding	9,517,328	9,514,926	8,805,810	—	8.1
Weighted average common shares outstanding - basic	9,513,332	8,981,014	7,205,942	5.9	32.0
Weighted average common shares outstanding - diluted	9,609,603	9,052,213	7,276,869	6.2	32.1

PERFORMANCE RATIOS
Return on average assets	0.60%	0.59%	0.65%	1.7%	(7.7)%
Core return on average assets(1)	0.95	0.81	0.68	17.3	39.7
Return on average equity	5.62	5.65	6.44	(0.5)	(12.7)
Core return on average equity(1)	8.90	7.77	6.66	14.5	33.6
Net interest margin	3.70	3.55	3.27	4.2	13.1
Net interest income to average assets	3.45	3.31	3.10	4.2	11.3
Noninterest expense to average assets	2.63	2.48	2.34	6.0	12.4
Efficiency ratio(2)	70.74	69.73	68.59	1.4	3.1
Core efficiency ratio(1)	63.73	63.73	67.18	—	(5.1)
Dividend payout ratio	13.86	12.38	7.73	12.0	79.3
Net charge-offs to average loans	0.03	0.01	0.02	200.0	50.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2018	12/31/2017	3/31/2017	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.60%	0.46%	0.53%	30.4%	13.2%
Nonperforming loans to total loans	0.44	0.29	0.24	51.7	83.3
Allowance for loan losses to total loans	0.64	0.63	0.80	1.6	(20.0)
Allowance for loan losses to nonperforming loans	146.78	214.43	337.95	(31.5)	(56.6)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.55%	10.64%	12.62%	(0.8)%	(16.4)%
Tangible equity to tangible assets(1)	9.44	9.53	12.38	(0.9)	(23.7)
Tier 1 leverage ratio	10.11	10.66	12.97	(5.2)	(22.1)
Common equity tier 1 capital ratio(2)	11.90	11.75	14.84	1.3	(19.8)
Tier 1 capital ratio(2)	12.40	12.24	15.20	1.3	(18.4)
Total capital ratio(2)	14.40	14.22	17.77	1.3	(19.0)
Investar Bank:
Tier 1 leverage ratio	11.06	11.63	14.23	(4.9)	(22.3)
Common equity tier 1 capital ratio(2)	13.57	13.35	16.68	1.6	(18.6)
Tier 1 capital ratio(2)	13.57	13.35	16.68	1.6	(18.6)
Total capital ratio(2)	14.19	13.95	17.41	1.7	(18.5)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2018.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
ASSETS
Cash and due from banks	$13,409	$19,619	$8,043
Interest-bearing balances due from other banks	7,623	10,802	18,600
Federal funds sold	70	—	—
Cash and cash equivalents	21,102	30,421	26,643

Available for sale securities at fair value (amortized cost of $237,672, $220,077, and $176,363, respectively)	232,873	217,564	174,139
Held to maturity securities at amortized cost (estimated fair value of $17,479, $17,947, and $19,422, respectively)	17,727	17,997	19,648
Loans, net of allowance for loan losses of $8,130, $7,891, and $7,243, respectively	1,264,820	1,250,888	894,905
Other equity securities	10,148	9,798	6,320
Bank premises and equipment, net of accumulated depreciation of $8,300, $7,825, and $7,117, respectively	38,091	37,540	31,434
Other real estate owned, net	4,266	3,837	4,045
Accrued interest receivable	4,707	4,688	3,243
Deferred tax asset	1,496	1,294	2,601
Goodwill and other intangible assets, net	20,141	19,926	3,224
Bank-owned life insurance	23,382	23,231	7,248
Other assets	5,435	5,550	2,385
Total assets	$1,644,188	$1,622,734	$1,175,835

LIABILITIES
Deposits
Noninterest-bearing	$221,855	$216,599	$112,514
Interest-bearing	1,004,817	1,008,638	756,040
Total deposits	1,226,672	1,225,237	868,554
Advances from Federal Home Loan Bank	187,066	166,658	82,413
Repurchase agreements	21,053	21,935	36,361
Subordinated debt	18,180	18,168	18,133
Junior subordinated debt	5,806	5,792	3,609
Other borrowings	—	—	78
Accrued taxes and other liabilities	11,981	12,215	18,351
Total liabilities	1,470,758	1,450,005	1,027,499

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,517,328, 9,514,926, and 8,805,810 shares outstanding, respectively	9,517	9,515	8,806
Surplus	131,179	131,582	112,927
Retained earnings	35,829	33,203	27,916
Accumulated other comprehensive loss	(3,095)	(1,571)	(1,313)
Total stockholders’ equity	173,430	172,729	148,336
Total liabilities and stockholders’ equity	$1,644,188	$1,622,734	$1,175,835

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
INTEREST INCOME
Interest and fees on loans	$15,626	$14,407	$10,004
Interest on investment securities	1,459	1,428	1,029
Other interest income	93	132	60
Total interest income	17,178	15,967	11,093

INTEREST EXPENSE
Interest on deposits	2,253	2,233	1,853
Interest on borrowings	1,067	917	380
Total interest expense	3,320	3,150	2,233
Net interest income	13,858	12,817	8,860

Provision for loan losses	625	395	350
Net interest income after provision for loan losses	13,233	12,422	8,510

NONINTEREST INCOME
Service charges on deposit accounts	359	293	97
Gain on sale of investment securities, net	—	50	106
Gain (loss) on sale of fixed assets, net	90	(57)	23
(Loss) gain on sale of other real estate owned, net	—	(5)	5
Servicing fees and fee income on serviced loans	288	329	423
Other operating income	335	352	231
Total noninterest income	1,072	962	885
Income before noninterest expense	14,305	13,384	9,395

NONINTEREST EXPENSE
Depreciation and amortization	598	556	376
Salaries and employee benefits	6,048	5,486	3,950
Occupancy	380	324	264
Data processing	542	521	368
Marketing	38	151	28
Professional fees	255	224	232
Acquisition expenses	1,104	819	145
Other operating expenses	1,597	1,527	1,321
Total noninterest expense	10,562	9,608	6,684
Income before income tax expense	3,743	3,776	2,711
Income tax expense	1,341	1,492	847
Net income	$2,402	$2,284	$1,864

EARNINGS PER SHARE
Basic earnings per share	$0.25	$0.25	$0.26
Diluted earnings per share	$0.25	$0.25	$0.26
Cash dividends declared per common share	$0.04	$0.03	$0.02

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,261,047	$15,626	5.03%	$1,169,686	$14,407	4.89%	$892,546	$10,004	4.55%
Securities:
Taxable	206,722	1,253	2.46	203,011	1,221	2.39	150,139	839	2.27
Tax-exempt	34,688	206	2.41	35,060	207	2.34	30,540	190	2.52
Interest-bearing balances with banks	15,968	93	2.37	26,407	132	1.98	24,591	60	0.99
Total interest-earning assets	1,518,425	17,178	4.59	1,434,164	15,967	4.42	1,097,816	11,093	4.10
Cash and due from banks	25,526			22,520			8,546
Intangible assets	19,881			15,655			3,227
Other assets	73,438			70,254			55,190
Allowance for loan losses	(7,993)			(7,676)			(7,125)
Total assets	$1,629,277			$1,534,917			$1,157,654

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$360,903	$580	0.65	$348,573	$608	0.69	$291,855	$488	0.68
Savings deposits	120,861	137	0.46	105,896	138	0.52	53,237	86	0.66
Time deposits	520,891	1,536	1.20	503,378	1,487	1.17	433,170	1,279	1.20
Total interest-bearing deposits	1,002,655	2,253	0.91	957,847	2,233	0.92	778,262	1,853	0.97
Short-term borrowings	143,646	507	1.43	135,126	430	1.26	120,923	282	0.95
Long-term debt	82,641	560	2.75	78,911	487	2.45	21,175	98	1.88
Total interest-bearing liabilities	1,228,942	3,320	1.10	1,171,884	3,150	1.07	920,360	2,233	0.98
Noninterest-bearing deposits	216,827			189,935			110,410
Other liabilities	10,041			12,613			9,387
Stockholders’ equity	173,467			160,485			117,497
Total liability and stockholders’ equity	$1,629,277			$1,534,917			$1,157,654
Net interest income/net interest margin		$13,858	3.70%		$12,817	3.55%		$8,860	3.27%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
Tangible common equity
Total stockholders’ equity	$173,430	$172,729	$148,336
Adjustments:
Goodwill	17,424	17,086	2,684
Core deposit intangible	2,617	2,740	440
Trademark intangible	100	100	100
Tangible common equity	$153,289	$152,803	$145,112
Tangible assets
Total assets	$1,644,188	$1,622,734	$1,175,835
Adjustments:
Goodwill	17,424	17,086	2,684
Core deposit intangible	2,617	2,740	440
Trademark intangible	100	100	100
Tangible assets	$1,624,047	$1,602,808	$1,172,611

Common shares outstanding	9,517,328	9,514,926	8,805,810
Tangible equity to tangible assets	9.44%	9.53%	12.38%
Book value per common share	$18.22	$18.15	$16.85
Tangible book value per common share	16.11	16.06	16.48

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		March 31, 2018	December 31, 2017	March 31, 2017
Net interest income	(a)	$13,858	$12,817	$8,860
Provision for loan losses		625	395	350
Net interest income after provision for loan losses		13,233	12,422	8,510

Noninterest income	(b)	1,072	962	885
Gain on sale of investment securities, net		—	(50)	(106)
Loss (gain) on sale of other real estate owned, net		—	5	(5)
(Gain) loss on sale of fixed assets, net		(90)	57	(23)
Core noninterest income	(d)	982	974	751

Core earnings before noninterest expense		14,215	13,396	9,261

Total noninterest expense	(c)	10,562	9,608	6,684
Acquisition expense		(1,104)	(819)	(145)
Severance		—	—	(82)
Core noninterest expense	(f)	9,458	8,789	6,457

Core earnings before income tax expense		4,757	4,607	2,804
Core income tax expense(1)		950	1,462	875
Core earnings		$3,807	$3,145	$1,929

Core basic earnings per share		0.40	0.35	0.27

Diluted earnings per share (GAAP)		$0.25	$0.25	$0.26
Gain on sale of investment securities, net		—	—	(0.01)
Loss (gain) on sale of other real estate owned, net		—	—	—
(Gain) loss on sale of fixed assets, net		(0.01)	—	—
Acquisition expense		0.09	0.06	0.01
Severance		—	—	0.01
Tax reform related re-measurement charges to income tax expense		0.07	0.03	—
Core diluted earnings per share		$0.40	$0.34	$0.27

Efficiency ratio	(c) / (a+b)	70.74%	69.73%	68.59%
Core efficiency ratio	(f) / (a+d)	63.73%	63.73%	67.18%
Core return on average assets(2)		0.95%	0.81%	0.68%
Core return on average equity(2)		8.90%	7.77%	6.66%
Total average assets		$1,629,277	$1,534,917	$1,157,654
Total average stockholders’ equity		173,467	160,485	117,497

(1) Core income tax expense is calculated using the effective tax rates of 19.98% and 31.7% for the quarters ended March 31, 2018 and December 31, 2017, respectively, prior to the one-time charges of $0.6 million and $0.3 million, respectively, to tax expense as a result of the Tax Cuts and Jobs Act, and the actual effective tax rate of 31.2% for the quarter ended March 31, 2017.

(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.